UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2016

Bellerophon Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-36845	47-3116175
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

184 Liberty Corner Road, Suite 302 Warren, New Jersey	07059
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (908) 574-4770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 22, 2016, Bellerophon Therapeutics, Inc., a Delaware corporation (“Bellerophon” or the “Company”), announced the pricing of a public offering of 17,142,858 Class A Units consisting of an aggregate of 17,142,858 shares of its common stock and warrants exercisable for up to 17,142,858 shares of its common stock in a best efforts registered public offering (the “Offering”) for gross proceeds of approximately $12,000,000. The shares and warrants were sold in Class A Units, with each Class A Unit consisting of one share of common stock and a warrant to purchase one share of common stock, at an offering price of $0.70 per unit. Each Class A Unit is immediately separable and the shares and warrants were issued separately at the closing. Subject to certain ownership limitations, the warrants will be immediately exercisable and will expire five years from issuance. The warrants will have an exercise price of $0.80 per share. The number of shares issuable upon exercise of the warrants and the exercise price of the warrants are adjustable in the event of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. The Offering closed on November 29, 2016. Bellerophon issued a press release announcing the pricing of the Offering on November 23, 2016, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In connection with the Offering, the Company entered into a Securities Purchase Agreement (“Securities Purchase Agreement”) with certain of the investors in the Offering and also engaged H.C. Wainwright & Co., LLC (the “Placement Agent”) to act as exclusive placement agent for the Offering. The Company agreed to pay the Placement Agent a cash placement fee equal to 7.0% of the gross proceeds from the sales of the Class A Units sold in the Offering (reduced to 4.0% of the gross proceeds from the sale of securities to entities affiliated with New Mountain Capital, LLC and Linde North America, the Company’s existing stockholders), plus the reimbursement of (i) $10,000 for its marketing and road show expenses and (ii) up to $100,000 for its accountable legal fees and expenses. Entities affiliated with New Mountain Capital, LLC and Linde North America purchased an aggregate of 7,634,286 Class A Units in the Offering.

The net proceeds to Bellerophon from the Offering, after deducting the Placement Agent’s fees and expenses, Bellerophon’s estimated offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in the Offering, are expected to be approximately $10.9 million. Bellerophon currently intends to use the net proceeds from the Offering for general corporate purposes, including manufacturing expenses, clinical trial expenses, research and development expenses and general and administrative expense.

A registration statement, as amended, relating to these securities was declared effective by the Securities and Exchange Commission (“SEC”) on November 22, 2016 and a related registration statement filed pursuant to Rule 462 promulgated under the Securities Act of 1933, as amended. The Offering was made only by means of a prospectus forming a part of the effective registration statement.

The description of terms and conditions of each of the Securities Purchase Agreement and form of Warrant set forth herein does not purport to be complete and is qualified in its entirety by the full text of the form of Securities Purchase Agreement and form of Warrant, which are attached hereto as Exhibit 10.1 and Exhibit 4.1, respectively, and incorporated herein by reference.

The Securities Purchase Agreement contains representations and warranties that the parties made to, and solely for the benefit of, the other in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties. The provisions of the Securities Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement and is not intended as a document for investors and the public to obtain factual information about the current state of affairs of the parties to such agreement. Rather, investors and the public should look to other disclosures contained in Bellerophon’s filings with the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
4.1	Form of Warrant to purchase Common Stock issued in the Offering (incorporated by reference to Exhibit 4.4 to Bellerophon’s Registration Statement on Form S-1/A (File No. 333-214230) filed with the SEC on November 21, 2016)
10.1	Form of Securities Purchase Agreement, dated as of November 22, 2016, by and between Bellerophon Therapeutics, Inc. and the investors in the offering (incorporated by reference to Exhibit 10.46 to Bellerophon’s Registration Statement on Form S-1/A (File No. 333-214230) filed with the SEC on November 21, 2016)
99.1	Press release dated November 23, 2016 announcing the pricing of the Offering

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BELLEROPHON THERAPEUTICS, INC.

Date: November 29, 2016	/s/ Fabian Tenenbaum
Fabian Tenenbaum
Chief Executive Officer

Exhibit Listing

Exhibit No.	Description
4.1	Form of Warrant to purchase Common Stock issued in the Offering (incorporated by reference to Exhibit 4.4 to Bellerophon’s Registration Statement on Form S-1/A (File No. 333-214230) filed with the SEC on November 21, 2016)
10.1	Form of Securities Purchase Agreement, dated as of November 22, 2016, by and between Bellerophon Therapeutics, Inc. and the investors in the offering (incorporated by reference to Exhibit 10.46 to Bellerophon’s Registration Statement on Form S-1/A (File No. 333-214230) filed with the SEC on November 21, 2016).
99.1	Press release dated November 23, 2016 announcing the pricing of the Offering